Exhibit 10.8
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN
FOR GROUP/DIVISION MANAGEMENT
I.	THE PLAN

The name of this Plan is the Sensient Technologies Corporation Management Incentive Plan for Group/Division Management. The purpose of the Plan is to promote the interests of the shareholders and to provide incentive to those Group/Division management employees who can contribute most to the profitability of the Company. It is separate and distinct from other Company incentive plans currently in effect.

II.	DEFINITIONS

In this Plan, the terms used will have the following definitions:

A.	“Actual Average Assets Managed” means the twelve-month average of month-end balances of key assets and liabilities subject to Group/Division, Business Unit or Unit control, as defined in Exhibit B, 2b) and c).

B.	“Actual Sales Operating Profit” means profit reported on the Company’s sales operating reports, as defined in Exhibit B, 2a) and c).

C.	“Bonus Award” means a lump-sum cash award paid no later than March 15th of the Fiscal Year following the Fiscal Year during which the Bonus Award was earned.

D.	“Business Unit” means a segmented profit center within a Group/Division.

E.	“Unit” means a segmented profit center within a Business Unit.

F.	“Company” means Sensient Technologies Corporation.

G.	“Group/Division” means a business entity designated as such by the Company normally segmented based on product line.

H.	“Employee” means any employee regularly employed by the Company or any of its subsidiaries, and paid on a salary basis.

I.	“Fiscal Year” means each twelve (12) consecutive month period beginning on January 1 and ending on December 31.

J.	“Fiscal Year Salary” means the base pay earned by a participant during the relevant Fiscal Year, exclusive of any incentive compensation or supplemental payments by the Company.

K.	“Plan” means this Sensient Technologies Corporation Management Incentive Plan for Group/Division Management.

L.	“Targeted Average Assets Managed” means the Group/Division, Business Unit or Unit Targeted Average Assets Managed scheduled per Exhibit C.

M.	“Targeted Sales Operating Profit” means the Group/Division, Business Unit or Unit profit objective scheduled per Exhibit C.

N.	“Weighted Target Percentage” means the percentage allocation of the maximum Bonus Award indicated on Schedule B and applicable to a Group/Division, Business Unit or Unit.

III.	PLAN ADMINISTRATION

The Board of Directors of the Company has delegated to the Chairman and Chief Executive Officer the authority to adopt eligibility and other rules not inconsistent with the provisions of the Plan (hereinafter referred to as the “Regulations” and attached hereto as “Exhibit A”) for the administration thereof and to alter, amend, or revoke any Regulations so adopted.

IV.	PLAN PARTICIPATION

Participation in the Plan shall be in accordance with the Regulations.
A.	At the beginning of the Fiscal Year, the Chairman and Chief Executive Officer shall determine who should participate in the Plan for that Fiscal Year, based on recommendations from the Group/Division President or other Corporate Officer.

B.	Not all key Group/Division or Business Unit employees need be selected as participants, and selection as a participant does not ensure selection in future plans, if such plans should be implemented.

C.	At the end of the Fiscal Year, the Group/Division President shall recommend to the Chairman and Chief Executive Officer the amount of the Bonus Award each participant in the Plan should receive for that Fiscal Year.

D.	The Chairman and Chief Executive Officer’s selection of the Employees to whom Bonus Awards shall be made and his determination of the amounts of payment shall be final.

E.	This Plan is not a part of the Company’s regular compensation plan nor is it part of the employee’s regular compensation.
V.	BONUS AWARDS

The performance measurement upon which the Bonus Award is based is determined in accordance with the Regulations for each Fiscal Year.

VI.	BONUS PROVISION

All Bonus Awards under this Plan will be budgeted and funded within the operations of the specific Group/Division/Business Unit/Unit in which participants are employed.

VII.	SUCCESSORS AND ASSIGNS

If the Company sells, assigns or transfers all or substantially all of its business and assets to any person, excluding affiliates of the Company, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the Company shall assign all of its right, title and interest in this Plan as of the date of such event to the person which is either the acquiring or successor corporation, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Company.

In case of such assignment by the Company and of such assumption and agreement by the Company and of such person(s), all further rights as well as all other obligations of the Company under this Agreement thenceforth shall cease and terminate and thereafter the expression “the Company” wherever used herein shall be deemed to mean such person(s).

VIII.	MISCELLANEOUS

All expenses incurred in interpreting and administering the Plan shall be charged against the Group/Division.

IX.	PLAN AMENDMENTS

The Chairman and Chief Executive Officer may suspend or discontinue the Plan at any time.

Exhibit A — Regulations
GROUP/DIVISION MANAGEMENT
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR GROUP/DIVISION MANAGEMENT
REGULATIONS Fiscal Year 2008
These Regulations apply to the Management Incentive Plan for Group/Division Management for the Fiscal Year January 1, 2008 through December 31, 2008.
1.	Participants will be notified of their selection and be provided with a copy of the Plan with specific provisions related to their Group/Division, Business Unit or Unit and level of participation.

2.	An Employee may be selected as a participant after the beginning of a Fiscal Year and, if eligible, may receive a Bonus Award prorated to reflect duration of Plan participation, paid at the same time as all other Bonus Awards under the Plan.

3.	A participant may receive a Bonus Award based on prorated participation in more than one Group/Division, Business Unit or Unit activity, if eligible to do so under provisions of the plan(s)

4.	The Bonus Award granted to individual participants shall be based upon achievement of defined target objectives (Actual Sales Operating Profit).

5.	The Bonus Award amount may, at the sole discretion of the Chairman and Chief Executive Officer, be adjusted up or down by five to twenty percent (5% to 20%) to recognize individual performance.

6.	If an Employee ceases to be a Plan participant during the Fiscal Year, but remains in the Company’s service, the Employee may, at the discretion of the Chairman and Chief Executive Officer, receive a pro-rata Bonus Award based upon the number of months spent as a participant, paid at the same time as all other Bonus Awards under the Plan.

7.	The Bonus Award shall not be paid to participants who resigned or were discharged for cause prior to their receiving the Bonus Award unless the Chairman and Chief Executive Officer decides otherwise.

8.	If an Employee ceases to be a Plan participant during the Fiscal Year as a result of death, disability, or retirement under the Company’s ESOP, the Employee or his/her estate may, at the discretion of the Chairman and Chief Executive Officer, receive a pro-rata Bonus Award based upon the number of months spent as a participant, paid at the same time as all other Bonus Awards under the Plan.

In such cases, the Chairman and Chief Executive Officer may increase the Bonus Award up to, but not in excess of, the amount that would have been earned for a full year of participation.

9.	For the purpose of determining the appropriate Plan Award, profit changes due to fluctuation in currency exchange or internal hedges will not be considered. International business unit profit performance will be based upon actual vs. budget comparisons in local currencies.

10.	Upon the recommendations of the Senior Corporate Officers, the Chairman and Chief Executive Officer may approve special adjustments to Incentive Targets necessary to give consideration to unbudgeted and/or unplanned situations which developed after finalization of the operating budget. Such adjustments will be submitted for consideration only if required to correct major inequities.

Exhibit B – Performance Measures
GROUP/DIVISION MANAGEMENT
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR GROUP/DIVISION MANAGEMENT
PERFORMANCE MEASURES Fiscal Year 2008

Participant Name:	Bonus Award as Percentage of Fiscal Year Salary:

Title:	Target: % Maximum: %
1.	The method by which the Bonus Awards will be earned has been designed to encourage the following:
a)	The setting of realistic operating budgets and performance thereto.

b)	The improvement of return on investment through maximization of profits and careful utilization of corporate assets.
2.	Participants will receive their Bonus Award in accordance with the applicable Group/Division, Business Unit or Unit Schedules (Exhibit C).
a)	Actual Sales Operating Profit for the Group/Division is the profit reported on the Company’s sales operating reports adjusted by adding back any interest expense, foreign taxes, or goodwill amortization which had been charged against the reported profit.

b)	Actual Average Assets Managed is the twelve-month average of month-end balances of key assets and liabilities subject to Group/Division control consisting of accounts receivable, inventories, accounts payable, accrued expenses and any other assets or liabilities specifically identifiable with a Group/Division and so specified prior to the beginning of the Fiscal Year (such as advances to suppliers, deferred farming costs, etc.).

c)	Adjustments

If the Actual Average Assets Managed for the Group/Division during the Fiscal Year exceed the Targeted Average Assets Managed, the increase will be multiplied by 25% and added to the Targeted Sales Operating Profit as a charge for the use of additional capital.

If the Actual Average Assets Managed for the Group/Division during the Fiscal Year are less than the Targeted Average Assets Managed, the reduction will be multiplied by 25% and subtracted from the Targeted Sales Operating Profit as a credit for the reduction in capital utilized.

Exhibit C – Performance Measures, Schedule
GROUP/DIVISION MANAGEMENT
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR GROUP/DIVISION MANAGEMENT
PERFORMANCE MEASURES-SCHEDULE Fiscal Year 2008

Participant Name:	Title:

Group/Division Name:

ACTUAL SALES OPERATING PROFIT	% OF FORMULA AWARD
AS A % OF TARGET PROFIT	EARNED
<86%	0%
86%	30%
88%	35%
90%	40%
92%	45%
94%	50%
96%	60%
97%	70%
98%	80%
100%	100%
101%	110%
102%	120%
103%	130%
104%	140%
105%	150%
106%	160%
107%	170%
108%	180%
109%	185%
110%	190%
111%	195%
112%	200%

(000’s omitted)
Approved Group/Division/Business Unit/Unit
Weighted Target Percentage		%
Targeted Sales Operating Profit	$
Targeted Average Assets Managed	$

Exhibit D – Additional Incentive Components
GROUP/DIVISION MANAGEMENT
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR GROUP/DIVISION MANAGEMENT
ADDITIONAL INCENTIVE COMPONENTS - Fiscal Year 2008
I.	Background: The addition of two incentive components. For each location that has a formula under MIP, there will be an incremental 15% of a participant’s target given for each additional incentive component if the established targets are achieved. This allows participants to achieve an incremental incentive of 15% of target for each additional incentive component.

II.	Definitions:
A.	“Selling, General and Administrative (SGA)” means selling and administrative costs as reported in the Corporate financial statements.

B.	“Cash Flow” means net cash provided by operating activities and is defined as operating profit plus non-cash expenses (depreciation and amortization) adjusted for changes in controllable working capital components as reported in the Corporate consolidation system.
III.	Additional Incentive Components include:
•	SG&A Expense Reduction: Any location that achieves the approved minimum SG&A threshold percentage (SG&A as a percentage of revenue) will receive the 15% addition to their Target.

•	Cash Flow Improvement: Any location that achieves the approved Targeted Average Cash Flow will receive the 15% addition to their Target.
IV.	Each additional incentive component is an all or nothing arrangement. If the additional incentive component is exceeded, then 15% is the maximum that is awarded. A cumulative maximum payout for a participant is 200%.

V. Approved Group/Division/Business Unit/Unit
Weighted Target Percentage		%
Targeted SG&A		%
Targeted Average Cash Flow	$